SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Winston Hotels, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
PROPOSAL 1: ELECTION OF DIRECTORS
COMMITTEES AND MEETINGS OF OUR BOARD OF DIRECTORS
DIRECTOR COMPENSATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL 2: AMENDMENT OF THE CHARTER
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ANNUAL REPORT TO SHAREHOLDERS
MISCELLANEOUS

WINSTON HOTELS, INC.

2626 Glenwood Avenue, Suite 200
Raleigh, North Carolina 27608

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2005

     You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Winston Hotels, Inc. (the “Company”) which will be held on May 3, 2005, at 10:00 a.m., local time, at the Homewood Suites hotel, 5400 Edwards Mill Road, Raleigh, North Carolina for the following purposes:

(1)	To elect six members to the Board of Directors;

(2)	To consider and vote upon a proposal to amend the Company’s Restated Articles of Incorporation to delete Article 7 which limits the Company’s consolidated indebtedness to 60% of the Company’s investment in hotel properties;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2005; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Our Board of Directors has fixed the close of business on March 9, 2005 as the record date for determining the shareholders entitled to notice of and to vote at our Annual Meeting and at any adjournments or postponements thereof. Only shareholders of record at the close of business on March 9, 2005 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

     We desire that your shares of stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided. If you attend the meeting you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Robert W. Winston, III
Chief Executive Officer

Raleigh, North Carolina
March      , 2005

WINSTON HOTELS, INC.

2626 Glenwood Avenue, Suite 200
Raleigh, North Carolina 27608

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

     This proxy statement and the accompanying proxy card are being mailed to shareholders on or about March 31, 2005, by the Board of Directors of Winston Hotels, Inc. (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Homewood Suites hotel, 5400 Edwards Mill Road, Raleigh, North Carolina on May 3, 2005, at 10:00 a.m., local time, and at all adjournments or postponements thereof. Our Board of Directors is requesting that you allow your shares to be represented and voted at the Annual Meeting by the proxies named on the enclosed card.

     The mailing address of our principal executive offices is 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608. We maintain a Web site at www.winstonhotels.com. Information at our Web site is not and should not be considered part of this proxy statement.

     The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. The Company has also retained the services of Mackenzie Partners to assist in the solicitation of proxies. In connection with these services, the Company will pay Mackenzie Partners a fee of approximately $7,500.

     No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from anyone to whom it is unlawful to make such proxy solicitation in that jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of Annual Meeting

     The principal purposes of the Annual Meeting are to: (1) elect six members to the Board of Directors; (2) to consider and vote upon a proposal to amend the Company’s Restated Articles of Incorporation (the “Charter”) to delete Article 7 which limits the Company’s consolidated indebtedness to 60% of the Company’s investment in hotel properties, (3) ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending December 31, 2005; and (4) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

     You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual

Meeting, you may vote by duly authorized proxy. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “for” the six director nominees, “for” the amendment to the Company’s Charter, “for” the ratification of PricewaterhouseCoopers LLP as independent accountants of the Company, and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

     If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or

•	by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

     If your shares of Common Stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting

     The Board of Directors has fixed the close of business on March 9, 2005 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 9, 2005, the Company had 26,513,427 shares of Common Stock outstanding. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

     The representation in person or by proxy of a majority of the issued and outstanding shares of Common Stock as of the record date is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your shares of Common Stock in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

     The affirmative vote of a plurality of the shares of Common Stock cast at the Annual Meeting will elect each nominee to our Board of Directors. There is no cumulative voting in the election of trustees.

     The affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting is required to approve the proposal to amend the Company’s Charter and the proposal to ratify PricewaterhouseCoopers LLP as independent accountants of the Company for 2005.

     For purposes of the election of directors, the proposal to amend the Company’s Charter and the proposal to ratify PricewaterhouseCoopers LLP as the Company’s independent accountants, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the existence of a quorum.

     Under applicable New York Stock Exchange rules (the exchange on which shares of our Common Stock are traded), brokers holding shares of our Common Stock for beneficial owners in nominee or “street” name may not be able to vote those shares without specific instructions from the beneficial owners because under the NYSE’s rules, they may not have discretionary voting power on non-routine matters. In other words, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” “Broker non-votes” will not be counted as votes cast for a proposal, but will be counted for the purpose of determining the existence of a quorum.

     Because the election of directors and ratification of independent accountants are routine matters for which specific instructions from beneficial owners are not required under the NYSE’s rules, no broker non-votes will arise in the context of voting for the six director nominees or ratification of independent accountants. However, broker non-votes may arise in the context of voting for the proposal to amend the Company’s Charter because this proposal is considered a non-routine matter. Thus, for purposes of the vote on the proposal to amend the Company’s Charter, for shares held in street name, if you do not provide specific instructions to your broker on how to vote your shares, your shares will not be voted on this proposal.

     If you do not provide voting instructions to your broker for shares of our Common Stock held in nominee or street name, your brokerage firm may either (1) vote your shares on routine matters, including the election of directors and ratification of independent accountants, or (2) leave your shares unvoted. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your broker or return your proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at six. The six persons named below are nominated to serve on the Board of Directors until the 2006 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified). Each nominee is currently a director of the Company. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, the proxy may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors. Pursuant to North Carolina law, the six candidates who receive the highest number of votes as directors will be elected as directors of the Company. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining which nominees received the highest number of votes.

Nominees for Election as Directors

     Charles M. Winston - Charles Winston, age 75, has served as Chairman of the Board of Directors since March 15, 1994. Mr. Winston is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill with an A.B. degree. Mr. Winston has more than 39 years of experience in developing and operating full service restaurants and hotels. Mr. Winston is Robert Winston’s father and James Winston’s brother.

     Robert W. Winston, III - Robert Winston, age 43, has served as Chief Executive Officer and director of the Company since March 15, 1994. Mr. Winston served as President of the Company for the period beginning March 15, 1994 and ending January 14, 1999, and from the period beginning November 9, 2002 through November 4, 2003. Mr. Winston is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill with a B.A. degree in economics. Mr. Winston is Charles Winston’s son and James Winston’s nephew.

     Thomas F. Darden, II - Thomas Darden, age 50, has been a director of the Company since May 25, 1994. Mr. Darden is the Chief Executive Officer of Cherokee Investment Partners, LLC, a private equity investment fund, where he has been employed for more than five years. Mr. Darden graduated with highest honors from the University of North Carolina at Chapel Hill with a B.A. degree in 1976 and graduated from Yale Law School with a J.D. degree in 1981. In 1991, Mr. Darden was appointed by the Governor of North Carolina to the board of the North Carolina Department of Transportation, and was subsequently appointed to the Triangle Transit Authority Board of Trustees. In 1992, Mr. Darden received a Master’s Degree in City and Regional Planning from the University of North Carolina at Chapel Hill. Mr. Darden serves on the Board of Directors and Audit Committee of United Trust Group, Inc., a life insurance holding company, and serves or has served on a variety of community, charitable and college boards, including the Board of Governors of RTI International, an independent, non-profit multidisciplinary research organization.

     Richard L. Daugherty - Richard Daugherty, age 69, has been a director of the Company since May 25, 1994. Mr. Daugherty is self-employed and has provided consulting services to North Carolina State University for the majority of the past six years. Until 1994 Mr. Daugherty was Vice President of Worldwide Manufacturing for the IBM PC Company in Research Triangle Park, North Carolina, where he had been employed for more than five years. At the time of his retirement in 1994, Mr. Daugherty was the senior IBM executive for the State of North Carolina. He serves on various community and business boards of directors, including the boards of Wachovia Bank & Trust Company, N.A., and Progress Energy, Inc.

     Edwin B. Borden, Jr. - Edwin Borden, age 70, has been a director of the Company since May 25, 1994. Mr. Borden is currently retired and is the former President and Chief Executive Officer of The Borden Manufacturing Company, Inc., a textile management company, where he was employed from 1998 to 2003. Mr. Borden is a native of North Carolina and a graduate of the University of North

Carolina at Chapel Hill. He serves on the boards of directors of Progress Energy, Inc., Jefferson Financial Corporation and Ruddick Corp., a holding company owning a supermarket chain and a manufacturer of sewing thread.

     David C. Sullivan - David Sullivan, age 65, has been a director of the Company since January 1, 1998. Mr. Sullivan has served as Chairman of the Board of Directors of Sullivan Investments, LLC, a real estate development consulting company, since 2000. From 1997 until 2000, Mr. Sullivan served as chairman and CEO of Resort Quest International, Inc., a resort property management company. From 1990 until 1997, Mr. Sullivan served in various positions with Promus Hotel Corporation, a franchisor of Hampton Inns, Embassy Suites, Homewood Suites and Hampton Inn & Suites hotels. Mr. Sullivan served as director, Executive Vice President and Chief Operating Officer for Promus from April 1995 until December 1997. He also serves on the board of directors of John Q. Hammons Hotels, Inc.

     Our Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees.

COMMITTEES AND MEETINGS OF OUR BOARD OF DIRECTORS

Independence of Our Board of Directors

     Our Bylaws and Corporate Governance Guidelines and the listing standards of the New York Stock Exchange require that a majority of our directors be independent. Our Board of Directors has determined that the following members of our Board are independent, as that term is defined under our Bylaws and Corporate Governance Guidelines and the general independence standards in the listing standards of the New York Stock Exchange: Edwin B. Borden, Jr., Thomas F. Darden, II, Richard L. Daugherty and David C. Sullivan. We presently have seven directors, including these four independent directors. James H. Winston has notified us that he will retire as a director effective May 3, 2005, the end of his current term.

     Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board of Directors, usually at its next meeting.

Executive Sessions of Our Non-Management Directors

     The non-management directors of our Board of Directors meet at least quarterly in executive sessions that exclude members of the management team. Our Board of Directors has determined that David C. Sullivan, or in his absence, his designee, should chair all meetings of non-management directors. During these meetings, Mr. Sullivan has the authority to lead the meeting, set the agenda and determine the information to be provided to the attendees. Shareholders and other interested persons may contact Mr. Sullivan in writing by mail c/o Winston Hotels, Inc., 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608, Attention: Secretary. All such letters will be forwarded to Mr. Sullivan.

Audit Committee

     Our Board of Directors has established an Audit Committee, which consists of Messrs. Borden (Chairman), Darden and Sullivan. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, the listing standards of the NYSE and our Bylaws and Corporate Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as such term is interpreted by the Board of Directors. In addition, our Board of Directors has determined that Mr. Darden is an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the audit committee are to:

•	review and discuss with management and our independent public accountants our financial reports, financial statements and other financial information;

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	make recommendations concerning the appointment, retention, compensation, evaluation and termination of independent public accountants;

•	approve professional services provided by the independent public accountants;

•	consider the range of audit and non-audit fees;

•	monitor the independence, experience and performance of our outside auditors;

•	to provide an avenue of communication among the outside auditors, management and our board of directors;

•	to encourage adherence to, and continuous improvement of, our financial reporting and internal control policies, procedures and practices; and

•	monitor compliance with legal and regulatory requirements.

     The Audit Committee met five times during our 2004 fiscal year and each of the members attended 75% or more of the meetings.

     For more information, please see the report of the Audit Committee beginning on page 21 of this proxy statement.

Compensation Committee

     Our Board of Directors has established a Compensation Committee which consists of Messrs. Borden, Darden and Daugherty (Chairman). Our Board has determined that each of the Compensation Committee members is independent, as that term is defined under our Bylaws and Corporate Governance Guidelines and the listing standards of the NYSE. The Compensation Committee operates under a written charter adopted by our Board. The Compensation Committee determines compensation for our executive officers and administers our stock plan. The primary duties and responsibilities of the compensation committee are to:

•	oversee our overall compensation philosophy and structure to determine its appropriateness;

•	review and approve proposed amendments to our benefits plans; and

•	review and recommend compensation arrangements for our executive officers.

     The Compensation Committee met five times during 2004 and each of the members attended 75% or more of the meetings.

     For more information, please see “Compensation Committee Report” beginning on page 17.

Nominating & Corporate Governance Committee

     Our Board of Directors has established a Nominating & Corporate Governance Committee which consists of Messrs. Borden, Darden, Daugherty and Sullivan (Chairman). Our Board has determined that each of the Nominating & Corporate Governance Committee members is independent, as that term is defined under our Bylaws and Corporate Governance Guidelines and the listing standards of the NYSE. The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board candidates for service on our Board, and

•	oversees the evaluation of our Board and management.

     The Nominating & Corporate Governance Committee met 4 times during 2004 and each of the members attended 75% or more of the meetings.

Other Committees

     From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board.

Code of Business Conduct and Ethics

     The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and the Company’s other employees. The Company intends to satisfy the disclosure requirement under Item 10 of Form 8-K relating to amendments to waivers from any provision of the Code of Business Conduct and Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting that information on the Company’s Web site at www.winstonhotels.com.

Availability of Corporate Governance Materials

     Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Nominating & Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our Internet Web site at www.winstonhotels.com. These documents are available in print to any shareholder upon request by writing to Winston Hotels, Inc., 2626 Glenwood Avenue, Suite 200, Raleigh, NC 27608, Attention: Investor Relations. Information at our Web site is not and should not be considered a part of this proxy statement.

Director Nominations

     Nominating & Corporate Governance Committee. The Company’s Nominating & Corporate Governance Committee performs the functions of a nominating committee. The Nominating & Corporate Governance Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending director candidates for nomination by our Board. The Company’s Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating & Corporate Governance Committee with respect to identifying and evaluating the director candidates. Both documents are published on the Company’s Internet Web site at www.winstonhotels.com. Information at our Web site is not and should not be considered a part of this proxy statement.

     Director Candidate Recommendations and Nominations by Shareholders. The Nominating & Corporate Governance Committee’s charter provides that the committee will consider director candidate recommendations by shareholders. Shareholders should submit any recommendations for the consideration of our Nominating & Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors if the shareholder complies with the notice procedures summarized in “Shareholder Proposals for Our 2006 Annual Meeting” below.

     Process For Identifying and Evaluating Director Candidates. The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the Board’s needs.

Communications with Our Board of Directors

     Our Board of Directors has approved unanimously a process for shareholders to send communications to our Board. Shareholders can send communications to our Board and, if applicable, to any committee or to specified individual directors in writing c/o Winston Hotels, Inc., 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608, Attention: Secretary. The company does not screen mail and all such letters will be forwarded to our Board, and any such specified committee or individual director.

Shareholder Proposals for Our 2006 Annual Meeting

     Our Board will provide for presentation of proposals by our shareholders at the 2006 Annual Meeting of Shareholders, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the Securities and Exchange Commission regarding shareholder proposals.

     Shareholders intending to submit proposals for presentation at our 2006 Annual Meeting of Shareholders, scheduled to be held in May 2006, must submit their proposals in writing and we must receive these proposals at our executive offices on or before December 1, 2005 for inclusion in our proxy statement and the form of proxy relating to our 2006 Annual Meeting. We will determine whether we will oppose inclusion of any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitation of proxies and other relevant regulations of the Securities and Exchange Commission. We will not consider proposals received after December 1, 2005 for inclusion in our proxy materials for our 2006 Annual Meeting of Shareholders.

     In addition, if a shareholder intends to present a matter for a vote at the 2006 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s proxy statement for that meeting, the shareholder must give timely notice in accordance with Securities and Exchange Commission rules. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

     In each case the notice must be given by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company, whose address is c/o Winston Hotels, Inc., 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608, Attention: Secretary. Our Bylaws are available on our Internet Web site at www.winstonhotels.com. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information at our Web site is not and should not be considered part of this proxy statement.

Director Attendance at Meetings of our Board of Directors and Annual Meeting of Shareholders

     The Board of Directors held four regular meetings and three special meetings during 2004. All incumbent directors attended 75% or more of the meetings of the Board of Directors. All incumbent directors attended 75% or more of the meetings of the committees on which they served during 2004.

     The Company has a policy that directors attend the Annual Meeting of Shareholders. Six of our seven directors attended the 2004 Annual Meeting of Shareholders.

Contributions to Charitable Entities

     During 2004, the Company did not make any contributions to charitable entities on which one of our directors or executive officers sits as a board member or serves as an executive officer.

Certain Relationships and Related Transactions

     During 2000, the Company and Marsh Landing Investment, L.L.C. (“MLI”) formed a joint venture, Marsh Landing Hotel Associates, LLC, to jointly develop and own hotel property. The Company owns a 49% ownership interest in the joint venture and MLI owns the other 51%. MLI is wholly owned by the Company’s Chairman, Mr. Charles M. Winston, and its current board member, Mr. James H. Winston. The joint venture has developed and owns a 118-room Hampton Inn in Ponte Vedra, Florida. During 2004, MLI received quarterly distributions from the joint venture totaling $506,729.

     During 2004, the Company and Chapel Hill Investments, LLC (“CHI”) formed a joint venture, Chapel Hill Hotel Associates, LLC, to jointly develop and own hotel properties. The Company owns a 48.78% ownership interest in the joint venture and CHI owns the other 51.22%. CHI is owned 52% by the Company’s Chairman, Mr. Charles M. Winston and its current board member, Mr. James H. Winston, and 48% by three other unaffiliated owners. The joint venture has developed and owns a 118-room Courtyard by Marriott hotel in Chapel Hill, NC that opened in September 2004. CHI received no distributions from the joint venture during 2004.

     The Company made payments of approximately $750,000 during 2004 to Windchannel Communications, Inc. (“Windchannel”) for the installation of wireless Internet technology in several of the Company’s current hotel properties. The Company expects to make approximately $50,000 in payments to Windchannel for similar services during 2005. The Company’s Chief Executive Officer, Mr. Robert W. Winston, III, and its board member, Mr. Thomas F. Darden, II, each own an approximate 15.2% interest in Windchannel as of January 2005.

DIRECTOR COMPENSATION

     The Company’s primary means of compensating directors is the grant of restricted stock to each director. On August 3, 2004, the Company issued 8,500 shares of Common Stock to each director, other than Robert W. Winston, III. These shares vest 20% immediately and 20% on the Company’s annual meeting date in each of 2005, 2006, 2007 and 2008. The Company also pays each director $1,500 per Board of Directors’ meeting and $500 per committee meeting attended. Typically, no additional fees are paid in connection with telephonic meetings. In addition, the Company will reimburse all directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. Robert W. Winston, III receives no compensation as a director, other than reimbursement for any out-of-pocket expenses incurred in connection with his service on the Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission (“SEC”) and to the New York Stock Exchange (“NYSE”). These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2004.

     Based on our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2004, except that Robert W. Winston, III, Joseph V. Green, Kenneth R. Crockett, Brent V. West and James P. Frey each inadvertently failed to timely report one transaction involving the grant by the Company of restricted common stock on February 6, 2004. Messrs. Robert Winston, Green, Crockett, West and Frey each filed a Form 4 disclosing these transactions on March 16, 2004.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information, as of March 9, 2005, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer named in the Summary Compensation Table in this proxy statement and all directors and executive officers as a group, and each person known to beneficially own more than five percent of the Company’s outstanding Common Stock. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the shares of Common Stock beneficially owned by such person. The address for each individual listed below is: c/o Winston Hotels, Inc., 2626 Glenwood Avenue, Suite 200, Raleigh, NC 27608.

	Shares of Common Stock
Name	Beneficially Owned (1) (2)	Percent of Class

Charles M. Winston (3) (9)	783,689	2.8%
Robert W. Winston, III (4)	1,937,996	7.0%
Joseph V. Green (5)	113,278	*
Kenneth R. Crockett (6)	157,658	*
Brent V. West (7)	34,241	*
James P. Frey (8)	32,124	*
James H. Winston (9) (10)	59,500	*
Thomas F. Darden, II (10)	30,000	*
Richard L. Daugherty (10)	47,427	*
Edwin B. Borden (10)	52,500	*
David C. Sullivan (10)	29,776	*

All directors and executive officers as a group (11 persons) (11)	2,957,391	10.6%

5% Shareholder
Wells Fargo & Company
420 Montgomery Street
San Francisco, CA 94104 (12)	1,884,293	7.1%

JPMorgan Chase & Co. (13)
270 Park Avenue
New York, NY 10017	1,345,200	5.0%

*	represents less than one percent of the Company’s issued and outstanding Common Stock

(1)	Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company’s Common Stock which a person has the right to acquire within 60 days after March 9, 2005 pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Assumes that all units of limited partnership interest (the “Units”) in WINN Limited Partnership, the Company’s operating partnership (the “Partnership”), which are redeemable within 60 days of March 9, 2005 for shares of the Company’s Common Stock or, at the option of the Company, for an equivalent amount of cash, are redeemed for shares of Common Stock. The total number of shares outstanding used in calculating the percentage ownership of each person assumes that none of the Units held by other persons are redeemed for shares of Common Stock.

(3)	Includes 2,000 shares subject to stock options exercisable within 60 days of March 9, 2005. Includes 105,643 shares issuable to Mr. Winston upon exercise of redemption rights with respect to Units held directly by Mr. Winston. Also includes 109,516 shares issuable upon redemption of Units held by WJS – Perimeter, Inc., a corporation owned 33.33% by Mr. Winston and of which he serves as a director; and 320,798 shares issuable upon redemption of Units held by Cary Suites, Inc., a corporation owned 15.7% by Mr. Winston and 15.7% by Mr. Winston’s spouse, which represent Mr. and Mrs. Winston’s pro rata ownership in Cary Suites, Inc. Also includes 40,000 shares held by Charles M. Winston Associates, Limited Liability Partnership, a partnership owned 50% by Mr. Winston and 50% by Mr. Winston’s spouse. Also includes 10,000 shares owned by Mr. Winston’s spouse. Mr. Winston disclaims beneficial ownership of the Units held by each of the corporations identified in this footnote (3) except to the extent of his direct ownership interest in such corporations.

(4)	Mr. Winston was issued 139,829 shares under the Winston Hotels, Inc. Stock Incentive Plan (the “Incentive Plan”) from January 2000 through February 2005. Other than 13,793 shares received during 2003, all of which vested on the date of grant, all grants vest at a rate of 20% of the total shares granted on the date of the grant and 20% on each anniversary of the grant. This total includes 97,229 shares with respect to which Mr. Winston has made a deferral election under the Winston Hotels, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Mr. Winston may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well. Mr. Winston is entitled to vote and to receive dividends paid on the shares for which a deferral election has not been made. This total includes 90,000 shares subject to stock options exercisable within 60 days after March 9, 2005. Also includes 1,019,524 shares issuable upon redemption of Units held by Cary Suites, Inc. Mr. Winston is the sole officer and director of Cary Suites and as such has voting and dispositive power over the 1,019,524 shares of Company Common Stock issuable upon redemption of the Cary Suites Units (the “Cary Suites Stock”). Cary Suites is owned 29.1% by Mr. Winston, 20.8% by Mr. Winston’s wife, 31.5% by Mr. Winston’s parents, 17.9% by a trust for the benefit of Mr. Winston’s children, and 0.7% by Mr. Winston’s sister. Mr. Winston’s father is Charles M. Winston, Chairman of the Board of the Company. Thus, these persons have the right to receive dividends from, and proceeds from the sale of, the Cary Suites Stock. Mr. Winston disclaims beneficial ownership of the Cary Suites Stock except to the extent of his direct ownership interest in Cary Suites.

(5)	Mr. Green was issued 113,278 shares under the Incentive Plan from January 1999 through February 2005. Other than 13,793 shares received during 2003, all of which vested on the date of grant, all grants vest at a rate of 20% of the total shares granted on the date of the grant and 20% on each anniversary of the grant. This total includes 82,238 shares with respect to which Mr. Green has made a deferral election under the Deferred Compensation Plan. Mr. Green may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well. Mr. Green is entitled to vote and to receive dividends paid on the shares for which a deferral election has not been made.

(6)	Mr. Crockett was issued 100,158 shares under the Incentive Plan from January 1998 through February 2005. Other than 5,517 shares received during 2003, all of which vested on the date of grant, all grants vest at a rate of 20% of the total shares granted on the date of the grant and 20% on each anniversary of the grant. This total includes 70,218 shares with respect to which Mr. Crockett has made a deferral election under the Deferred Compensation Plan. Mr. Crockett may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well. Mr. Crockett is entitled to vote and to receive dividends paid on the shares for which a deferral election has not been made. This total includes 50,000 shares subject to stock options exercisable within 60 days after March 9, 2005.

(7)	Mr. West was issued 33,866 shares under the Incentive Plan from January 2000 through February 2005. Other than 2,759 shares received during 2003, all of which vested on the date of grant, all grants vest at a rate of 20% of the total shares granted on the date of the grant and 20% on each anniversary of the grant. This total includes 29,066 shares with respect to which Mr. West has made a deferral election under the Deferred Compensation Plan. Mr. West may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well. Mr. West is entitled to vote and to receive dividends paid on the shares for which a deferral election has not been made.

(8)	Mr. Frey was issued 31,974 shares under the Incentive Plan from January 2000 through February 2005. Other than 4,064 shares received during 2003, all of which vested on the date of grant, all grants vest at a rate of 20% of the total shares granted on the date of the grant and 20% on each anniversary of the grant. This total includes 28,774 shares with respect to which Mr. Frey has made a deferral election under the Deferred Compensation Plan. Mr. Frey may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well. Mr. Frey is entitled to vote and to receive dividends paid on the shares for which a deferral election has not been made.

(9)	Includes 1,000 shares held by Mr. Winston’s wife.

(10)	Includes 8,500 shares of restricted stock issued to each director, other than Robert W. Winston, III, in August 2004 under the Incentive Plan. Such shares vest at a rate of 20% of the total shares granted on the date of the grant and 20% on the Company’s annual meeting date in each of 2005, 2006, 2007 and 2008, respectively. Each director is entitled to vote and receive the dividends paid on such shares. Also includes 2,000 shares subject to stock options exercisable within 60 days after March 9, 2005, granted to each director, other than Robert W. Winston, III, in May 1999. These options were 100% vested on the grant date.

(11)	Includes 152,000 shares subject to stock options exercisable within 60 days of March 9, 2005, and 1,234,683 shares issuable upon redemption of all outstanding Units redeemable within 60 days after March 9, 2005, beneficially owned by executive officers and directors.

(12)	Based on information contained in a Schedule 13G/A filing dated January 21, 2005 provided by Wells Fargo & Company, Wells Fargo & Company reported that it has beneficial ownership of 1,884,293 shares of the Company, of which Wells Fargo & Company has sole voting power with respect to 1,823,918 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,742,046 shares and shared dispositive power with respect to 0 shares.

(13)	Based on information contained in a Schedule 13G filing date February 11, 2005 provided by JPMorgan Chase & Co., JPMorgan Chase & Co. reported that it has beneficial ownership of 1,345,200 shares of the Company, of which JPMorgan Chase & Co. has sole voting power with respect to 812,520 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,306,800 shares and shared dispositive power with respect with 0 shares.

EXECUTIVE COMPENSATION

     The following tables set forth a summary of annual and long-term compensation paid or accrued by the Company for services rendered, for the fiscal years indicated, by the Company’s Chief Executive Officer and the four most highly paid other executive officers (the “named executive officers”) whose total salary and bonus exceeded $100,000 individually during the year ended December 31, 2004. For a further discussion of both 2004 and 2005 compensation of our executive officers, see “Compensation Committee Report” beginning on page 17 of this proxy statement.

Summary Compensation Table

				Long-term
				Compensation
						No. of
	Annual			Restricted		Securities
Name and	Compensation			Stock		Underlying
Principal Position	Year	Salary	Bonus	Awards (16)		Options

Robert W. Winston, III	2004	$319,000	$319,000	$201,001	(1)	—
Chief Executive Officer	2003	$304,000	$150,000	$240,158	(2)	—
	2002	$295,000	$120,000	$228,000	(3)	—

Joseph V. Green	2004	$309,000	$309,000	$181,999	(4)	—
President and	2003	$256,000	$200,000	$222,218	(5)	—
Chief Financial Officer	2002	$248,000	$95,000	$145,920	(6)	—

Kenneth R. Crockett	2004	$255,000	$255,000	$206,999	(7)	—
Chief Operating Officer	2003	$199,000	$175,000	$138,961	(8)	—
	2002	$193,000	$95,000	$145,920	(9)	—

Brent V. West	2004	$144,500	$100,000	$84,150	(10)	—
Vice President and	2003	$131,250	$75,000	$67,341	(11)	—
Chief Accounting Officer	2002	$125,000	$50,000	$30,960	(12)	—

James P. Frey	2004	$143,500	$72,000	$85,078	(13)	—
Vice President	2003	$136,500	$72,000	$80,367	(14)	—
	2002	$130,000	$50,000	$30,960	(15)	—

(1)	During 2004, Robert W. Winston, III, received a grant of 19,706 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2004. Dividends are paid on the restricted stock.

(2)	During 2003, Robert W. Winston, III, received a grant of 13,000 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2003. Mr. Winston also received a grant of 13,793 shares of restricted stock which vested 100% on November 4, 2003. Dividends are paid on the restricted stock.

(3)	During 2002, Robert W. Winston, III, received a grant of 25,000 shares of restricted stock which vests at a rate of 20% per year beginning July 1, 2002. Dividends are paid on the restricted stock.

(4)	During 2004, Joseph V. Green received a grant of 17,843 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2004. Dividends are paid on the restricted stock.

(5)	During 2003, Joseph V. Green received a grant of 10,700 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2003. Mr. Green also received a grant of 13,793 shares of restricted stock which vested 100% on November 4, 2003. Dividends are paid on the restricted stock.

(6)	During 2002, Joseph V. Green received a grant of 16,000 shares of restricted stock which vests at a rate of 20% per year beginning July 1, 2002. Dividends are paid on the restricted stock.

(7)	During 2004, Kenneth R. Crockett received a grant of 20,294 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2004. Dividends are paid on the restricted stock.

(8)	During 2003, Kenneth R. Crockett received a grant of 10,700 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2003. Mr. Crockett also received a grant of 5,517 shares of restricted stock which vested 100% on November 4, 2003. Dividends are paid on the restricted stock.

(9)	During 2002, Kenneth R. Crockett received a grant of 16,000 shares of restricted stock which vests at a rate of 20% per year beginning July 1, 2002. Dividends are paid on the restricted stock.

(10)	During 2004, Brent V. West received a grant of 5,156 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2004. Mr. West also received a grant of 3,094 shares of restricted stock which vests at a rate of 20% per year beginning May 4, 2004 and 20% on January 1 in each of 2005, 2006, 2007 and 2008. Dividends are paid on the restricted stock.

(11)	During 2003, Brent V. West received a grant of 5,075 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2003. Mr. West also received a grant of 2,759 shares of restricted stock which vested 100% on November 4, 2003. Dividends are paid on the restricted stock.

(12)	During 2002, Brent V. West received a grant of 4,000 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2002. Dividends are paid on the restricted stock.

(13)	During 2004, James P. Frey received a grant of 5,213 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2004. Mr. Frey also received a grant of 3,128 shares of restricted stock which vests at a rate of 20% per year beginning May 4, 2004 and 20% on January 1 in each of 2005, 2006, 2007 and 2008. Dividends are paid on the restricted stock.

(14)	During 2003, James P. Frey received a grant of 5,075 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2003. Mr. Frey also received a grant of 4,064 shares of restricted stock which vested 100% on November 4, 2003. Dividends are paid on the restricted stock.

(15)	During 2002, James P. Frey received a grant of 4,000 shares of restricted stock which vests at a rate of 20% per year beginning January 1, 2002. Dividends are paid on the restricted stock.

(16)	At December 31, 2004, an aggregate of 116,187 shares of restricted, unvested common stock were held by the named executive officers, with an aggregate value at such date (based on the closing market price of the common stock at December 31, 2004 of $11.81) of $1,372,169 as follows: Mr. Winston, III, 35,565 shares valued at $420,023; Mr. Green, 28,094 shares valued at $331,790; Mr. Crockett, 29,655 shares valued at $350,226; Mr. West 11,400 shares valued at $134,634; and Mr. Frey 11,473 shares valued at $135,496. Prior to vesting, the recipients are entitled to vote and receive distributions with respect to shares of restricted common stock.

Option Exercises and Aggregated Fiscal Year-End Option Values

     The following table summarizes the total number of securities underlying stock options held by the named executive officers on December 31, 2004.

			Number of
			Shares	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			Fiscal Year-	Fiscal Year-
			End	End
	Shares Acquired		Exercisable/	Exercisable/
Name	on Exercise (#)	Value Realized	Unexercisable	Unexercisable
Robert W., Winston, III	0	$0	90,000 / 0	$39,150 / $0

Joseph V. Green	0	$0	0 / 0	$0 / $0

Kenneth R. Crockett	0	$0	50,000 / 0	$24,875 / $0

Brent V. West	0	$0	0 / 0	$0 / $0

James P. Frey	0	$0	0 / 0	$0 / $0

Employment Agreements

     The Company has entered into employment agreements with each of the named executive officers. The Board of Directors established the salaries of Mr. Winston, Mr. Green, Mr. Crockett, Mr. West, and Mr. Frey as of January 1, 2004, at $319,000, $309,000, $255,000, $144,500, and $143,500, respectively. The Board of Directors has set the salaries of Mr. Winston, Mr. Green, Mr. Crockett, Mr. West, and Mr. Frey as of January 1, 2005, at $405,000, $350,000, $310,000, $175,000, and $154,000, respectively. Each named executive officer is entitled to earn an annual bonus of up to 100% of his annual salary, with the specific amount to be determined by the Board of Directors. Each employee is also eligible to participate in any medical insurance or other employee benefit plans and programs which may be made available from time to time to other employees at the respective employee’s level, and is entitled to four weeks of vacation each year. Each agreement has a three-year term.

     The agreements for Mr. Winston, Mr. Green and Mr. Crockett each commenced on January 2, 2003, are for terms of three years and automatically renew for subsequent one-year terms unless either party gives the other party ninety (90) days prior notice of intent not to renew. The agreements for Mr. West and Mr. Frey each commenced on March 30, 2004, are for terms of three years and automatically renew for subsequent one-year terms unless either party gives the other party ninety (90) days prior notice of intent not to renew. If the Company terminates the employee’s agreement upon such notice, then such employee is entitled to an amount equal to (1) the employee’s then current monthly salary multiplied by twelve and (2) an accrued bonus equal to 100% of the employee’s then current annual salary pro rated from the first day of the calendar year in which such notice is given, through and including the day that the employee leaves the employment of the Company. If the employee terminates the agreement upon that notice, all of the Company’s obligations shall terminate upon the passing of the 90-day period. In the event of termination for cause, the Company’s obligation to compensate the employee ceases on the date of termination, except as to the amounts of salary due at that time. The Company may also terminate the agreement immediately for death or disability. In the event of termination for death, the Company shall pay the employee’s estate any salary and pro rated bonus to which he may be entitled as of the date of termination. In the event of termination for disability, the Company shall pay the employee’s then current annual salary (reduced by any payments the employee receives from disability insurance) and any bonus to which he may be entitled equal to 100% of the employee’s then current salary for a period of one year from the date of termination.

     Each employee may terminate the agreement upon notice in the event of a change in control if (1) within one year after the occurrence of a change in control, the Company, or any successor in interest, terminates the employee’s employment for reasons other than cause, disability, or death, or (2) within one year after the occurrence of a change in control, the employee terminates his employment for good reason. Good reason includes, among other things, in the employee’s reasonable judgment, an adverse change in the employee’s status, titles, positions, or responsibilities, the assignment of responsibilities or duties that are inconsistent with his status, title, position, or responsibilities, or any removal from or failure to reappoint him to any such positions, status, or titles, except in connection with the termination of his employment for disability, cause, or death. Good reason also includes a reduction in the employee’s base salary and/or any material adverse change in the employee’s bonus program, the failure by the Company to continue in effect any compensation, welfare, or benefit plan in which the employee is participating at the time of a change in control without substituting plans providing the employee with substantially similar or greater benefits, or the relocation of the principal executive offices of the Company outside of a 30-mile radius of Raleigh, North Carolina. If Mr. Winston, Mr. Green, or Mr. Crockett elects to terminate his agreement upon a change in control, he shall be entitled to (1) receive all accrued compensation and any pro rata bonuses to which he may be entitled, (2) a severance payment equal to three times the amount of his current annual compensation plus a bonus equal to 100% of his then current annual salary (provided, however, that in no case shall the amount used for such annual compensation or bonus be less than those amounts immediately prior to the change in control), and (3) a continuation of all medical and health insurance, and other benefit programs for a period of one year. If Mr. West or Mr. Frey elects to terminate his agreement upon a change in control, he shall be entitled to (1) receive all accrued compensation and any pro rata bonuses to which he may be entitled, (2) a severance payment equal to one and one-half times the amount of his current annual compensation plus a bonus equal to 100% of his then current annual salary (provided, however, that in no case shall the amount used for such annual compensation or bonus be less than those amounts immediately prior to the change in control), and (3) a continuation of all medical and health insurance, and other benefit programs for a period of one year.

Compensation Committee Interlocks and Insider Participation on Compensation Decisions

     No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent directors as defined by our Bylaws and Corporate Governance Guidelines and the listing standards of the NYSE.

Compensation Committee Report

     Compensation Committee Structure. The Compensation Committee (the “Committee”) administers the Company’s executive compensation program. The role of the Committee is to oversee our compensation plans and policies, annually review and approve all executive officers’ compensation decisions, and administer our stock incentive and compensation plans (including reviewing and approving restricted stock grants to executive officers). The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee.

     Compensation Committee Meetings. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee chairman reports on Committee actions and recommendations at Board meetings. At the last Committee meeting during the year, the CEO’s and certain other executive’s compensation is discussed and analyzed in light of the Company’s performance to date and its projected year end results. Members then have additional time between meetings to ask for additional information and to raise and discuss further questions. Before the first Committee meeting after the end of the fiscal year, the Committee receives a detailed review of the Company’s performance during the year and the CEO’s and certain other named executive officers’ proposed compensation is presented. The discussion continues at the meeting after which a vote is taken. The Committee’s compensation decisions are then also reviewed by the full Board and presented for approval. At these meetings, the Committee and the Board also set performance goals and objectives for the current year relative to each executive officer’s incentive compensation.

     General Executive Compensation Philosophy. The Company is committed to implementing a package of executive compensation that will contribute to the achievement of the Company’s business objectives. The Committee’s policy is to implement a package of executive compensation so that the compensation paid to executive officers shall be commensurate with their positions and determined with reference to compensation paid to similarly situated officers of companies that the Committee and the Board of Directors deems to be comparable to the Company.

     The Committee establishes ranges for executive compensation using national surveys of comparable companies prepared by an independent consultant. Companies included in these surveys are not exclusively the same as the companies used for purposes of the performance graph included in this proxy statement, but instead include the set of companies with which the Company competes for qualified personnel. In 2004, the Company engaged an outside compensation consultant to provide an independent analysis of the Company’s executive compensation program and practices. The results of the analysis completed by this independent consultant were reviewed by the Compensation Committee and used to establish executive compensation levels for the Company’s executive officers.

     Executive compensation consists of three primary components: base salary, annual incentive and long-term incentive compensation. These components provide elements of fixed income and variable compensation that we believe are linked to the achievement of individual and corporate goals and enhanced shareholder value. On January 2, 2003, the Company entered into three-year employment agreements with each of Robert W. Winston, III, Joseph V. Green and Kenneth R. Crockett. On March 30, 2004, the Company entered into three-year employment agreements with Brent V. West and James P. Frey. These employment agreements established base salaries for these executive officers of $295,000 for Mr. Winston, $248,000 for Mr. Green, $193,000 for Mr. Crockett, $144,500 for Mr. West, and $143,500 for Mr. Frey, in each case subject to annual adjustment by the Board of Directors. Similarly, these employment agreements provide that each of these officers will receive a target bonus of up to 100% of his base salary and other benefits, each as determined annually by the Board of Directors.

     Base Salary. Base salary represents the fixed component of the Company’s executive compensation package. Executives receive a salary that is within a range established by the Committee for their respective positions based on the comparable analysis described above. The determination of where an executive’s salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Adjustments to salaries are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments. For 2004, the Committee determined to set base salaries for these executive officers at $319,000 for Mr. Winston, $309,000 for Mr. Green, $255,000 for Mr. Crockett, $144,500 for Mr. West, and $143,500 for Mr. Frey. For 2005, the Committee, based on its review of the independent survey, determined to set base salaries for these executive officers at $405,000 for Mr. Winston, $350,000 for Mr. Green, $310,000 for Mr. Crockett, $175,000 for Mr. West, and $154,000 for Mr. Frey.

     Annual Cash Incentive. Annual incentives exist in the form of bonuses which are provided for each executive officer as a means of linking compensation to objective performance criteria that are within the control of the executive officer. The actual amount of incentive bonus received by each of the Company’s executive officers is determined by the Committee after the end of the applicable year. Where an executive’s performance is not easily fixed to objective standards, the Committee exercises its subjective judgment in determining the extent to which goals are achieved. For fiscal year 2004, the Committee awarded cash bonuses of $319,000 to Mr. Winston, $309,000 to Mr. Green, $255,000 to Mr. Crockett, $100,000 to Mr. West, and $72,000 to Mr. Frey.

     Long Term Incentive Compensation. The third component of executive compensation is targeted toward providing rewards for long-term performance. The Committee believes that long-term incentives are important to motivate and reward executives and employees of the Company for maximizing shareholder value. Long-term incentives are provided primarily pursuant to the Incentive Plan, which is administered by the Committee. The purpose of the Incentive Plan is to (i) attract and retain employees with ability and initiative; (ii) provide incentives to those deemed important to the success of the Company; and (iii) associate the interests of these individuals with the interests of the Company and its shareholders through opportunities for increased stock ownership. Awards of restricted stock under the Incentive Plan are based on comparisons to incentives offered at other comparable companies and serve as a means of retaining valued employees.

     During the year ended December 31, 2004, the Company issued 19,706 restricted shares of common stock to Mr. Winston, 17,843 to Mr. Green, 20,294 to Mr. Crockett, 8,250 to Mr. West, and 8,341 to Mr. Frey. As incentive compensation for 2005, on January 31, 2005, the Company issued the following restricted shares of common stock: 28,330 to Mr. Winston, 27,442 to Mr. Green, 22,647 to Mr. Crockett, 10,857 to Mr. West and 9,569 to Mr. Frey. All of the shares vested 20% immediately and vest 20% on the anniversary date of the grant over the next four years. Annual restricted stock awards are based on the employee’s and the Company’s performance. This feature is intended to retain executives for the longer term, focus executives on the enhancement of shareholder value over the long-term and to increase their equity ownership in the Company. The executives receive regular quarterly dividends on the restricted stock whether or not it is vested.

     Deferred Compensation Plan. The purpose of the Deferred Compensation Plan is to provide eligible employees with a convenient way to save on a regular and long-term basis, thereby providing for their retirement. The program allows employees to save regularly with before-tax dollars while deferring federal, state, and local income taxes. Employees can defer receipt of equity compensation and associated dividends. Both pre-tax contributions and their respective earnings will remain tax deferred until withdrawn through plan benefit payments.

     Personal Benefits. The Company seeks to maintain an egalitarian culture in its facilities and operations. Officers are not entitled to operate under different standards than other Company employees. We do not provide officers with reserved parking spaces or separate dining or other facilities, nor do we have programs for providing personal-benefit perquisites to officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. Our health care and other insurance programs are the same for all eligible employees, including officers. We expect our officers to be role models under our Code of Conduct and Business Ethics, which are applicable to all employees, and officers are not entitled to operate under lesser standards.

     Chief Executive Officer Compensation. The Committee has adopted the policies described above with respect to Mr. Winston’s compensation. The restricted stock grant for 19,706 shares vested 20% immediately and vests 20% on the anniversary date of the grant over the next four years.

     Mr. Winston’s 2005 total compensation package is specifically based on the Company’s ranking of total return to shareholders as compared to a peer group of hotel REITs, the Company’s annual funds from operations (FFO) as a percentage of the Company’s FFO guidance and certain acquisition, disposition, lending and general corporate goals. In addition to these objective criteria of performance, the Committee makes subjective judgments in determining the extent to which goals are achieved.

     Policy with Respect to $1 Million Deduction Limit. All compensation that the Company has paid to its executive officers has been deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. That section imposes a $1.0 million limit on the U.S. corporate income tax deduction a publicly-held company may claim for annual compensation paid to its Chief Executive Officer or any one of the four most highly compensated officers of the Company (other than the Chief Executive Officer) for the taxable year. In the event that the Committee considers approving compensation in the future that would be subject to Section 162(m) and would exceed the $1.0 million threshold, the Committee will consider what actions, if any, should be taken to make such compensation deductible.

     The Committee has reviewed all components of the CEO’s and each other executive officer’s compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program, the actual projected payout obligations under the Company’s supplemental executive retirement plan and under several potential severance and change-in-control scenarios. When the Committee considers any component of the CEO’s or other executive officers’ total compensation, the aggregate amounts and mix of all the components, including accumulated restricted stock gains are taken into consideration in the Committee’s decisions.

     Based on this review, the Committee finds the executive officers’ total compensation (and in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and appropriate and is pleased to submit this report to the Company’s shareholders.

Compensation Committee
Richard L. Daugherty (Chairman)
Edwin B. Borden
Thomas F. Darden, II

March 14, 2005

PERFORMANCE GRAPH

     The following graph, prepared by SNL Securities, LLC, compares the cumulative total shareholder return on the Company’s Common Stock from December 31, 1999 through December 31, 2004, with the cumulative total return for the same period on the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Russell 2000® Index (the “Russell 2000”), and the SNL Securities Hotel REIT Index (the “SNL Hotel REIT Index”). The graph assumes that, at the beginning of the period indicated, $100 was invested in the Company’s Common Stock and the stock of the companies comprising each index and that all dividends were reinvested.

     The Russell 2000® measures the performance of the 2,000 smallest companies in the Russell 3000® Index, with a median market capitalization of approximately $535 million. The SNL Hotel REIT Index is currently comprised of 17 publicly traded hotel REITs, organized for purposes substantially similar to that of the Company.

     We cannot assure you that our share performance will continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predictions as to our future share performance.

     The foregoing graph and chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

Audit Committee Report

Note: The following section of this proxy statement shall not be deemed to be “soliciting material” or to be “filed” with the commission or subject to regulation 14A or 14C or incorporated by reference into any filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any incorporation by reference of any other portions of this proxy statement.

     The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of Edwin B. Borden (Chairman), Thomas F. Darden, II, and David C. Sullivan and operates under a written charter, which the Company amended and Board of Directors adopted in March 2004. Messrs. Borden, Darden, and Sullivan are all “independent directors” as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, the listing standards of the NYSE and our Bylaws and Corporate Governance Guidelines.

     Management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The role of the Audit Committee is to monitor and oversee these processes.

     The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2004 with both management and the independent public accountants. The Audit Committee also discussed with the independent public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and other non-audit services provided by the independent public accountants. The Company’s independent public accountants also provided to the Audit Committee the written disclosures required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent public accountants their independence. The Audit Committee has considered whether the other non-audit services by the independent auditors to the Company are compatible with maintaining the auditor’s independence.

     Based upon the reports and discussions described in this report and the Audit Committee’s review of the representations of management and the independent public accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission. The Audit Committee also recommended that PricewaterhouseCoopers LLP be retained as the Company’s independent accountants for the 2005 fiscal year.

     This report is submitted by the following members of the Audit Committee of the Board of Directors:

Audit Committee
Edwin B. Borden (Chairman)
Thomas F. Darden, II
David C. Sullivan

March 14, 2005

PROPOSAL 2: AMENDMENT OF THE CHARTER

     The Board of Directors has unanimously approved and recommends to the shareholders that they approve and adopt Proposal 2, the proposed amendment to the Charter to delete Article 7 of the Charter (the “Debt Limitation”). Article 7 of the Charter currently provides as follows:

     7. Limitation on Indebtedness. The Corporation may not incur or allow to exist as of the end of any month Indebtedness (as defined below) in an amount in excess of sixty percent (60%) of the Corporation’s investment in hotel properties, at cost, after giving effect to the Corporation’s use of proceeds from any indebtedness. For purposes of the foregoing restrictions, “cost” shall mean that the cost of properties be accounted for using the purchase method of accounting, including situations where properties are acquired from affiliates or others and are accounted for at the historical cost basis of the affiliates or others under generally accepted accounting principles. For purposes of the foregoing restrictions, “Indebtedness” of the Corporation shall mean all direct and indirect obligations of the Corporation, its subsidiaries or any partnership in which the Corporation serves as general partner, for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, including obligations under capital leases. For purposes of this Article 7, the Corporation’s investment in hotel properties shall include all investments made directly or indirectly through the Corporation or through its subsidiaries or any partnership in which the Corporation serves as general partner.

     The Debt Limitation was developed at the time of the Company’s initial public offering in June 1994 (the “IPO”) when a number of our peers adopted similar charter provisions. The Company now owns or has interests in a total of 50 hotels and a number of those peers have either eliminated or increased their charter imposed debt limitations. Since the IPO, the Company’s investments in properties have been financed principally with borrowings and with proceeds from the Company’s public offerings of Common Stock. The Company’s ability to raise equity capital is dependent, in large part, upon capital market conditions, including the general levels of interest rates. The Board of Directors believes that adoption of Proposal 2 will increase the Company’s ability to obtain capital on advantageous terms to take advantage of acquisition, deployment of debt and development opportunities. Also, since the IPO, a number of other hotel REITs and entities have been formed for purposes similar to the Company, and the Company believes the market for hotel acquisitions has become more competitive. Many of these entities have no corporate limitation on their ability to incur indebtedness, thus our debt limitation may put us at a competitive disadvantage in competing for hotel acquisitions. As competition for investment opportunities has increased, the ability of a potential buyer to close on such opportunities without a financing contingency can be an important advantage in acquiring investments on favorable terms.

     The Company believes that it is important to have flexibility in financing the acquisitions of hotel properties. The Company believes that as it continues to grow it will have access to a range of financing alternatives, including public and private issuances of debt securities as well as continued equity financings. The Company believes that the selective use of longer term debt can lower the Company’s overall cost of capital and increase shareholder value. Additionally, if the proposal were adopted, the Company would have more flexibility in promptly responding to and managing interest rate changes. The Company believes that adoption of Proposal 2 would permit the Company to access debt financing sources more readily while maintaining a policy limiting indebtedness to a level that management believes is prudent.

     If Proposal 2 is approved by the shareholders, the Board of Directors intends to adopt a policy limiting the amount of indebtedness that the Company will incur to an amount not in excess of approximately 60% of the Company’s investments, at its cost, which cost includes the fair market value of any equity securities issued in connection with the acquisition of hotel properties, after giving effect to the Company’s use of proceeds from any indebtedness. This policy of the Board of Directors will implement the same limitation currently imposed under the Charter. As of March 18, 2005, the Company had outstanding indebtedness of approximately $70.0 million under its line of credit and approximately $88.5 million of mortgage and other consolidated indebtedness.

     If Proposal 2 is approved by the shareholders, there will be no limitation in the charter or bylaws on the Company’s ability to incur indebtedness, and the Board of Directors, in its discretion, will be able to change its policy on limiting debt without shareholder approval. Accordingly, the elimination of the Debt Limitation from the Charter, while providing flexibility in the timing and amount of borrowings, will make it possible for the Company, with the prior approval of the Board of Directors, to increase the Company’s level of indebtedness from time to time, beyond that currently permitted in the Charter. However, the elimination of the Debt Limitation in the Charter will increase the risk that the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company’s cash flow and ability to make distributions to its shareholders and create an increased risk of default on its obligations and increased risk of foreclosure on its property securing debt.

     Our board of directors recommends that the shareholders vote “FOR” Proposal 2, which would amend the Company’s Charter to delete Article 7.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2005. Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Audit Committee’s action in appointing PricewaterhouseCoopers LLP as the independent accountants of the Company. If the shareholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

     A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

Principal Accountant Fees and Services

     Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP as of and for the years ended December 31, 2004 and 2003, were:

	2004	2003
Audit	$381,353	$249,935

Audit Related	$55,497	$84,168

Tax	$9,347	$18,720

All Other	$136,205	$19,630

Total	$582,402	$372,453

     The Audit fees for the years ended December 31, 2004 and 2003 were for professional services rendered for the audits of the consolidated financial statements of the Company and also included services related to the issuance of comfort letters and assistance with the review of documents filed with the SEC. The Audit fees for the year ended December 31, 2004 were also for services rendered during the attestation engagement relating to section 404 of the Sarbanes-Oxley Act of 2002.

     The Audit Related fees for the years ended December 31, 2004 and 2003, respectively, were for assurance and related services related to the implementation of new accounting pronouncements, compliance with the Sarbanes-Oxley Act of 2002, and consultation services regarding the Company’s joint ventures.

     The Tax fees for the years ended December 31, 2004 and 2003 were for services relating to structuring the Company’s joint ventures, discussions relating to the Winston Hotels, Inc. Stock Incentive Plan and state tax compliance.

     All Other fees for the years ended December 31, 2004 and 2003 were for services relating to hotel research and analysis.

     Our Board of Director’s audit committee has determined that the provision of non-audit services performed by PricewaterhouseCoopers LLP during 2004 is compatible with maintaining their independence from Winston Hotels, Inc. as our independent accountants.

Pre-Approval Policies and Procedures

     The Audit Committee pre-approves all audit and non-audit services provided by the independent auditor.

ANNUAL REPORT TO SHAREHOLDERS

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including consolidated financial statements, is being furnished along with this proxy statement. The Annual Report to Shareholders does not constitute a part of the proxy soliciting material.

     Our Board of Directors recommends that the shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2005.

MISCELLANEOUS

     As of the date of this proxy statement, management knows of no business that will be presented for consideration at the Annual Meeting other than as stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

     Shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to mark, date and sign the enclosed proxy and return it to the Company. Please sign exactly as your name appears on the accompanying proxy.

     Shareholders may obtain a copy of the Company’s 2005 Annual Report on Form 10-K without charge upon written request to Winston Hotels, Inc., 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608, Attention: Secretary.

By Order of the Board of Directors,

Robert W. Winston, III
Chief Executive Officer

March      , 2005

PROXY
WINSTON HOTELS, INC.

Annual Meeting of Shareholders
Solicited by the Board of Directors

     The undersigned hereby appoints Robert W. Winston, III and Joseph V. Green and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and hereby authorizes Messrs. Winston and Green to vote, as designated below, all of the shares of common stock of Winston Hotels, Inc. held of record by the undersigned on March 9, 2005, at the Annual Meeting of Shareholders to be held on May 3, 2005, at 10:00 a.m., local time, at the Homewood Suites hotel, 5400 Edwards Mill Road, Raleigh, North Carolina, and any adjournments or postponements thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged.

     The Board of Directors recommends a vote “FOR” each of the proposals listed below.

1.	Proposal to elect six directors

☐ FOR all nominees listed below (except any nominee written in the space below).

☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

Charles M. Winston, Robert W. Winston, III, Thomas F. Darden, II, Richard L. Daugherty, Edwin B. Borden and David C. Sullivan

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below:

(Continued on other side)

(Continued from other side)

2.	Proposal to amend the Company’s Restated Articles of Incorporation (the “Charter”) to delete Article 7

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for 2005

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director, “FOR” the amendment of the Company’s Charter and “FOR” the ratification of PricewaterhouseCoopers LLP as independent accountants of the Company.

     Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Dated _____________________________, 2005
(Be sure to date Proxy)

Signature and title, if applicable

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.